UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.  )*

Photronics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

719405102

(CUSIP Number)

April 22, 2003

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[     ]        Rule 13d-1(b)
[ X ]        Rule 13d-1(c)
[     ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 719405102		13G	Page 2 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* PN; HC

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 3 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* PN; HC

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 4 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* OO; HC

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 5 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* IN; HC

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 6 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* PN; HC

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 7 of 25 pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO; HC

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 8 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 9 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Edison Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 10 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Edison Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* PN

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 11 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Jackson Investment Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock)(1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 12 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Aragon Investments, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 13 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Edison Investments Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 14 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Opportunity Investments Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 15 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Opportunity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* CO

(1) See footnote 1 in Item 4.

Cusip No. 719405102		13G	Page 16 of 25 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Opportunity Fund L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,195,187 shares of Common Stock $7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	TYPE OF REPORTING PERSON* PN

(1) See footnote 1 in Item 4.

Cusip No. 719405102	13G	Page 17 of 25 Pages

Item 1(a)	Name of Issuer:	PHOTRONICS, INC.

1(b)	Address of Issuer’s Principal Executive Offices:

1061 East Indiantown Road
Suite 318
Jupiter, Florida 33477

Item 2(a)		Name of Person Filing
Item 2(b)		Address of Principal Business Office
Item 2(c)		Citizenship

Citadel Limited Partnership 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership

GLB Partners, L.P. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership

Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited liability company

Kenneth Griffin 225 W. Washington 9th Floor Chicago, Illinois 60606 U.S. Citizen

Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership

Cusip No. 719405102	13G	Page 18 of 25 Pages

Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company

Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Edison Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Edison Fund L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership

Citadel Jackson Investment Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Aragon Investments, Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company

Cusip No. 719405102	13G	Page 19 of 25 Pages

Citadel Edison Investments Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Equity Opportunity Investments Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Equity Opportunity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company

Citadel Equity Opportunity Fund L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership

2(d)         Title of Class of Securities:

Common Stock, par value $0.01 per share

2(e)         CUSIP Number:                    719405102

Item 3                     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act;

Cusip No. 719405102	13G	Page 20 of 25 Pages

(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4                     Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

CITADEL EDISON FUND LTD.

CITADEL EDISON FUND L.P.

CITADEL JACKSON INVESTMENT FUND LTD.

ARAGON INVESTMENTS, LTD.

CITADEL EDISON INVESTMENTS LTD.

CITADEL EQUITY OPPORTUNITY INVESTMENTS LTD.

CITADEL EQUITY OPPORTUNITY FUND LTD.

CITADEL EQUITY OPPORTUNITY FUND L.P.

(a)           Amount beneficially owned:

1,195,187 shares of Common Stock

$7,500,000 in principal amount of the Company’s 2¼% Convertible Subordinated Notes (convertible into 472,032 shares of Common Stock) (1)

Cusip No. 719405102	13G	Page 21 of 25 Pages

(b)           Percent of Class:

Approximately 5.1% as of the date of this filing (based on 32,040,770 shares of Common Stock issued and outstanding as of February 14, 2003, plus the shares of Common Stock issuable upon the conversion of the Convertible Subordinated Notes referred to in item (a) above).

(c)           Number of shares as to which such person has:

(i)            sole power to vote or to direct the vote:

0

(ii)           shared power to vote or to direct the vote:

See item (a) above.

(iii)          sole power to dispose or to direct the disposition of:

0

(iv)          shared power to dispose or to direct the disposition of:

See item (a) above.

(1) The securities reported herein include (i) 1,195,187 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) 472,032 shares of Common Stock that the Reporting Persons may acquire in the future through the conversion of $7,500,000 in principal amount of 2¼% Convertible Subordinated Notes which may be converted by the Reporting Persons at any time prior to and including April 15, 2008 into shares of the Common Stock at the conversion rate of 62.9376 shares per $1,000 principal amount, subject to adjustment upon certain dilutive events.

Item 5                  Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6                                                      Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7                                                      Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8                                                      Identification and Classification of Members of the Group:

Not Applicable.

Cusip No. 719405102	13G	Page 22 of 25 Pages

Item 9                                                      Notice of Dissolution of Group:

Not Applicable.

Item 10                                                Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

Cusip No. 719405102	13G	Page 23 of 25 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 1st day of May, 2003		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing Director and General Counsel

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Adam C. Cooper	By:	Citadel Limited Partnership,
	Adam C. Cooper, Senior Managing Director and General Counsel		its Portfolio Manager

		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

Cusip No. 719405102	13G	Page 24 of 25 Pages

CITADEL EDISON FUND LTD.		CITADEL EDISON FUND L.P.

By:	Citadel Limited Partnership, its Portfolio Manager	By:	Citadel Limited Partnership, its General Partner

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL JACKSON INVESTMENT FUND LTD.		ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership, its Portfolio Manager	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL EDISON INVESTMENTS LTD.		CITADEL EQUITY OPPORTUNITY INVESTMENTS LTD.

By:	Citadel Limited Partnership, its Portfolio Manager	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

Cusip No. 719405102	13G	Page 25 of 25 Pages

CITADEL EQUITY OPPORTUNITY FUND LTD.		CITADEL EQUITY OPPORTUNITY FUND L.P.

By:	Citadel Limited Partnership, its Portfolio Manager	By:	Citadel Limited Partnership, its General Partner

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel